Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES FIRST QUARTER RESULTS
Earnings Call to be held 7:30 am CT on Thursday, May 4, 2023
DALLAS, TX (May 3, 2023) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or "TPL") today announced its financial and operating results for the first quarter of 2023.
First Quarter 2023 Highlights
•Net income of $86.6 million, or $11.25 per share (basic) and $11.24 per share (diluted)

•Revenues of $146.4 million

•Adjusted EBITDA (1) of $115.9 million

•Free cash flow (1) of $88.0 million

•Royalty production of 20.9 thousand barrels of oil equivalent per day

•$6.7 million of common stock repurchases

•Quarterly cash dividend of $3.25 per share paid on March 15, 2023

•As of March 31, 2023, TPL's royalty acreage had an estimated 5.0 net well permits, 7.8 net drilled but uncompleted wells, 3.3 net completed wells, and 59.4 net producing wells.

(1) Reconciliations of Non-GAAP measures are provided in the tables below.

“While commodity price volatility has continued into 2023, TPL’s high-margin cash flow profile and fortress balance sheet provide the Company the ability to drive value for shareholders through any cycle,” said Tyler Glover, Chief Executive Officer of the Company. “The Company continues to generate meaningful free cash flow across both of our operating segments. Although broader oil and gas industry activity may be impacted by an evolving commodity price and economic environment, our expansive position across high-quality Permian acreage continues to see strong near-term development while still retaining tremendous value for the long-term.”

Financial Results for the First Quarter of 2023

The Company reported net income of $86.6 million for the first quarter of 2023 compared to net income of $97.9 million for the first quarter of 2022.

Total revenues for the first quarter of 2023 were $146.4 million compared to $147.3 million for the first quarter of 2022. Oil and gas royalties of $89.1 million for the first quarter of 2023 include approximately $8.7 million related to an ongoing arbitration between TPL and an operator with respect to underpayment of oil and gas royalties resulting from improper deductions of post-production costs for periods before and through April 2022 (the “$8.7 Million Stipulation”). Excluding the impact of the $8.7 Million Stipulation, oil and gas royalties decreased $23.7 million due to lower average commodity prices in the first quarter of 2023 compared to the first quarter of 2022. The average realized price declined 23.2% to $44.76 per barrel of oil equivalent (“Boe”) in the first quarter of 2023 from $58.31 per Boe in the first quarter of 2022. Our share of production remained relatively consistent at 20.9 thousand Boe per day for the first quarter of 2023 compared to 20.8 thousand Boe per day for the same period of 2022. The decrease in oil and gas royalty revenue was partially offset by an increase of $5.8 million in easements and other surface-related income and a combined increase of

$8.2 million in produced water royalties and water sales. Our revenue streams are directly impacted by commodity prices and development and operating decisions made by our customers and vary as the pace of development and oil demand varies.

Our total operating expenses of $41.4 million for the first quarter of 2023 increased $18.4 million compared to the same period of 2022. The increase in operating expenses is principally related to an increase in legal and professional fees during the first quarter of 2023 compared to the same period of 2022.

Quarterly Dividend Declared

On May 2, 2023, the Board declared a quarterly cash dividend of $3.25 per share, payable on June 15, 2023 to stockholders of record at the close of business on June 8, 2023.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, May 4, 2023 at 7:30 a.m. Central Time to discuss first quarter results. A live webcast of the conference call will be available on the Investors section of the Company’s website at http://www.TexasPacific.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13734728. The telephone replay will be available starting shortly after the call through May 18, 2023.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 874,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, references to strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: the initiation or outcome of potential litigation; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with TPL are also more fully discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You can access TPL’s filings with the SEC through the SEC website at http://www.sec.gov and TPL strongly encourages you to do so. Except as required by applicable law, TPL undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contact:

Investor Relations
IR@TexasPacific.com

FINANCIAL AND OPERATIONAL RESULTS
(unaudited)

	Three Months Ended March 31,
	2023	2022
Our share of production volumes(1) (2):
Oil (MBbls)	792	796
Natural gas (MMcf)	3,306	3,279
NGL (MBbls)	539	528
Equivalents (MBoe)	1,882	1,871
Equivalents per day (MBoe/d)	20.9	20.8

Oil and gas royalties (in thousands) (2):
Oil royalties	$56,894	$71,681
Natural gas royalties	10,956	16,175
NGL royalties	12,615	16,316
Total oil and gas royalties	$80,465	$104,172

Realized prices (2):
Oil ($/Bbl)	$75.23	$94.24
Natural gas ($/Mcf)	$3.58	$5.33
NGL ($/Bbl)	$25.28	$33.42
Equivalents ($/Boe)	$44.76	$58.31

(1)	Term	Definition
	Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.
	MBbls	One thousand barrels of crude oil, condensate or NGLs.
	MBoe	One thousand Boe.
	MBoe/d	One thousand Boe per day.
	Mcf	One thousand cubic feet of natural gas.
	MMcf	One million cubic feet of natural gas.
	NGL	Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

(2)		The metrics provided exclude the impact of the $8.7 Million Stipulation discussed above.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Oil and gas royalties	$89,130	$104,172
Water sales	21,729	18,820
Produced water royalties	20,134	14,870
Easements and other surface-related income	14,969	9,192
Land sales and other operating revenue	400	281
Total revenues	146,362	147,335

Expenses:
Salaries and related employee expenses	10,593	9,385
Water service-related expenses	5,656	2,782
General and administrative expenses	3,552	2,967
Legal and professional fees	16,628	1,719
Ad valorem and other taxes	1,574	2,043
Land sales expenses	3	—
Depreciation, depletion and amortization	3,404	4,126
Total operating expenses	41,410	23,022

Operating income	104,952	124,313

Other income, net	5,389	76
Income before income taxes	110,341	124,389
Income tax expense	23,773	26,489
Net income	$86,568	$97,900

Net income per share of common stock
Basic	$11.25	$12.65
Diluted	$11.24	$12.64

Weighted average number of shares of common stock outstanding
Basic	7,693,084	7,741,365
Diluted	7,698,398	7,742,710

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2023		2022
Revenues:
Land and resource management:
Oil and gas royalties	$89,130	61%	$104,172	71%
Easements and other surface-related income	14,493	10%	8,894	6%
Land sales and other operating revenue	400	—%	281	—%
Total land and resource management revenue	104,023	71%	113,347	77%

Water services and operations:
Water sales	21,729	15%	18,820	13%
Produced water royalties	20,134	14%	14,870	10%
Easements and other surface-related income	476	—%	298	—%
Total water services and operations revenue	42,339	29%	33,988	23%
Total consolidated revenues	$146,362	100%	$147,335	100%

Net income:
Land and resource management	$65,343	75%	$81,156	83%
Water services and operations	21,225	25%	16,744	17%
Total consolidated net income	$86,568	100%	$97,900	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP performance measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with the requirements of the SEC, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA, Adjusted EBITDA and Free Cash Flow

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We calculate Adjusted EBITDA as EBITDA excluding employee share-based compensation. Its purpose is to highlight earnings without non-cash activity such as share-based compensation and/or other non-recurring or unusual items. We calculate Free Cash Flow as Adjusted EBITDA less current income tax expense and capital expenditures. Its purpose is to provide an additional measure of operating performance. We have presented EBITDA, Adjusted EBITDA and Free Cash Flow because we believe that these metrics are useful supplements to net income in analyzing the Company's operating performance. Our definitions of Adjusted EBITDA and Free Cash Flow may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow for the three months ended March 31, 2023 and 2022 (in thousands):

	Three Months Ended March 31,
	2023	2022
Net income	$86,568	$97,900
Add:
Income tax expense	23,773	26,489
Depreciation, depletion and amortization	3,404	4,126
EBITDA	113,745	128,515
Add:
Employee share-based compensation	2,156	1,319
Adjusted EBITDA	$115,901	$129,834
Less:
Current income tax expense	(24,079)	(26,895)
Capital expenditures	(3,773)	(3,005)
Free Cash Flow	$88,049	$99,934